Exhibit No. 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BRAINSTORM CELL THERAPEUTICS INC.

Brainstorm Cell Therapeutics Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The Board of Directors of the Corporation, by unanimous written consent, and the Stockholders of the Corporation, at a duly called and held meeting, duly approved and adopted a resolution, pursuant to Sections 141, 222 and 242 of the General Corporation Law of the State of Delaware, to amend the Certificate of Incorporation of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED: That the Certificate of Incorporation of the Corporation be amended by replacing the first sentence of Article FOURTH thereof with the following:

FOURTH: The Corporation shall have authority to issue One Hundred Million (100,000,000) shares of Common Stock, par value $0.00005 per share (the “Common Stock”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 31st day of August, 2015.

BRAINSTORM CELL THERAPEUTICS INC.

By: /s/ Anthony Fiorino
Name: Anthony Fiorino
Title: Chief Executive Officer